Exhibit 99.2

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND AND SPECIAL DIVIDEND

Minneapolis, MN (October 14, 2020)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders.  The quarterly dividend of $0.25 per share will be paid on December 1, 2020 to shareholders of record on the close of business on November 11, 2020.  Additionally, the Board of Directors has approved the payment of a special dividend to shareholders.  The special dividend of $3.00 per share will be paid on December 15, 2020 to shareholders of record on the close of business on November 11, 2020.  The total amount of the special dividend payment will be approximately $11.2 million based on the current number of shares outstanding.  It is anticipated that Winmark will use cash on hand to finance the special dividend.  Future dividends will be subject to Board approval.

Brett D. Heffes, Chairman and Chief Executive Officer, stated “Today’s announcement of a $3 per share special dividend is our latest step in returning capital to our shareholders.  Our strong balance sheet and favorable cash flow characteristics allow us to provide shareholders with this dividend, while preserving financial and operational flexibility for the future.”

Winmark Corporation creates, supports and finances business.  At September 26, 2020, there were 1,262 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  An additional 35 retail franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.